Exhibit 99.1

View’s Reverse Stock Split Expected to Become Effective for Trading on July 27, 2023,

Board Selects 60-for-1 Reverse Stock Split Ratio

MILPITAS, Calif. – July 26, 2023 – View, Inc. (Nasdaq: VIEW) (“View” or the “Company”) today announced that its Board of Directors has approved a reverse stock split of the Company’s Class A common stock at a ratio of 60-for-1. The reverse stock split was previously approved by the Company’s stockholders at the Company’s 2023 annual meeting held on July 25, 2023.

The market effective date of the reverse stock split, as of the opening of business, will be July 27, 2023. Once effective, the reverse stock split will reduce the number of shares of the Company’s Class A common stock issued and outstanding, from approximately 242.4 million to approximately 4.0 million.

No fractional shares will be issued as a result of the reverse stock split. In lieu thereof, the Company’s transfer agent, Continental Stock Transfer & Trust Company, will aggregate all fractional shares and sell them as soon as practicable after the effective time of the reverse stock split at then-prevailing prices on the open market. After the transfer agent’s completion of such sales, stockholders who would have been entitled to fractional shares as a result of the reverse stock split will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata portion of the total proceeds of those sales.

The objective of the reverse stock split is to ensure that View regains full compliance with the Nasdaq Stock Market LLC’s (“Nasdaq”) share price listing rule and maintains its listing on Nasdaq. As previously announced, View will regain compliance with Nasdaq’s per share price listing rule if the bid price for the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days during the compliance period ending August 14, 2023.

View’s Class A common stock will begin trading on a split-adjusted basis on Nasdaq at the market open on July 27, 2023. The trading symbol for View’s Class A common stock will remain “VIEW”. The new CUSIP number for View’s Class A common stock following the reverse stock split is 92671V 304.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to outdoor conditions, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View’s products are installed in offices, apartments, airports, hotels, and educational facilities. For more information, please visit: www.view.com.

Forward-Looking Statements

This press release and certain materials View files with the U.S. Securities and Exchange Commission (the “SEC”), as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks which are described more fully in View’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended, its Quarterly Reports on Form 10-Q and in its other filings with the SEC. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to those described below. The effect of a reverse stock split on the per share trading price of View’s common stock cannot be predicted with any certainty, and the outcomes of reverse stock splits for other companies are varied, particularly given that investors may view a reverse stock split as a negative indicator. It is possible that the per share trading price of View’s common stock after a reverse stock split would not increase in the same proportion as the reduction in the number of View’s outstanding shares of common stock following the reverse stock split or at all, and a reverse stock split may not result in a per share trading price that would attract investors who do not trade in lower priced stocks. View cannot assure you that if a reverse stock split is implemented, its common stock will be more attractive to investors or that it will regain compliance with the $1.00 minimum average closing share price requirement for continued listing on Nasdaq. If View implements a reverse stock split, the per share trading price of its common stock may decrease due to factors unrelated to the reverse stock split, including its future performance. If a reverse stock split is consummated and the per share trading price of View’s common stock declines, the percentage decline as an absolute number and as a percentage of View’s overall market capitalization may be greater than would occur in the absence of a reverse stock split.

A reverse stock split may decrease the liquidity of View’s common stock and result in higher transaction costs. The liquidity of View’s common stock may be negatively impacted by a reverse stock split, given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the per share trading price does not increase as a result of the reverse stock split. In addition, if a reverse stock split is implemented, it will increase the number of View’s stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Contacts:

Samuel Meehan

View, Inc.

IR@View.com

(408) 493-1358